Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Jennifer Convertibles, Inc. for the registration of 500,000 shares of its common stock and to the incorporation by reference therein of our report dated October 27, 2005 with respect to the consolidated financial statements of Jennifer Convertibles, Inc. included in its Annual Report (Form 10-K) for the year ended August 27, 2005, filed with the Securities and Exchange Commission.

Eisner LLP

New York, New York

April 7, 2006